                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]    Preliminary Proxy Statement

[X]    Definitive Proxy Statement

[_]    Definitive Additional Materials

[_]    Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            Bresler & Reiner, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            Bresler & Reiner, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)   Title of each class of securities to which transaction applies:

       -----------------------------------------------------------------------

       2)   Aggregate number of securities to which transaction applies:

       -----------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

       -----------------------------------------------------------------------

       4)   Proposed maximum aggregate value of transaction:

       -----------------------------------------------------------------------

       5)   Total fee paid:

       -----------------------------------------------------------------------

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]    Fee paid previously with preliminary materials.

[_]    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:

       -----------------------------------------------------

       2)   Form, Schedule or Registration Statement No.:

       -----------------------------------------------------

       3)   Filing Party:

       -----------------------------------------------------

       4)   Date Filed:

       -----------------------------------------------------

                             BRESLER & REINER, INC.
                              401 M STREET, S. W.
                                 WATERSIDE MALL
                             WASHINGTON, D.C. 20024
                          ___________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT
                          ___________________________

                                                    Approximate Date of Mailing:
                                                                  April 22, 1997


TO THE STOCKHOLDERS:

          The annual meeting of stockholders of Bresler & Reiner, Inc. (the "Company") will be held at the offices of the Company, the Waterside Mall, 401 M Street, S.W., Washington, D.C. on Tuesday, June 10, 1997, at 10:00 a.m. for the following purposes:

               1. To elect a Board of seven directors to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors; and

               2. To consider and transact such other business as may properly come before the meeting.

          This Proxy Statement is furnished by the Board of Directors (the "Board") of the Company for solicitation of proxies to be used at the annual meeting, and at any adjournment thereof. If the enclosed proxy card is signed, dated and returned, all shares represented thereby will be voted as directed therein. Any proxy may be revoked by the person giving it at any time before it is exercised, by written notice to the Secretary of the Company. Abstentions and broker non-votes will not be included in determining the number of votes cast concerning any matter.

          The stock transfer books will not be closed. Stockholders of record on April 15, 1997, are entitled to notice of and to vote at the annual meeting. On that date, there were 2,792,653 shares of common stock outstanding. Each share is entitled to one vote on each of the matters presented at the meeting, and voting is not cumulative.

Principal Stockholders

          The following table lists certain information with respect to those persons known to management to be the beneficial owners of more than five percent of the common stock, as well as the number of shares beneficially owned by all officers and directors as a group and by certain executive officers. This information has been furnished by such persons.

                                                     Common Stock
                                                  Beneficially Owned
                                                        as of
                                                 December 31, 1996/1/
                                                 ----------------- -
                                                 Shares        Percent
                                                 ------        -------
Charles S. Bresler    401 M Street, S.W.         1,022,070     36.6%
                      Washington, DC 20024

Burton J. and         401 M Street, S.W.           848,778     30.39%
  Anita O. Reiner     Washington, DC 20024

The Burton and        401 M. Street, S.W.       166,667/3/      5.97%
 Anita Reiner         Washington, DC 20024              -

Charitable
 Remainder Trust

Fleur Bresler         401 M Street, S.W.           143,977      5.16%
                      Washington, DC 20024
Certain Executive
  Officers:/2/

All directors and                                1,909,173     68.36%
  officers as a
  group

-------------------------------------

     /1/  See also Notes /2/ through /5/ under "Election of Directors" below.
      -                   -           -

     /2/  For information concerning Messrs. Reiner, Horowitz and Oshinsky,
      -
see "Election of Directors."

     /3/  In addition, the trustees of the Trust in their individual
      -
capacity have the sole power to vote and invest certain shares aggregating 22,978 shares. The Trust disclaims beneficial ownership of such shares.

          Charles S. Bresler votes the shares shown in the above table as manager of a limited liability company (the "LLC"). Under the LLC's Operating Agreement, if Mr. Bresler should resign as manager, die, or otherwise become unable to serve as manager, then his son, Sidney Bresler, becomes manager and may vote the shares.

          If Charles Bresler ceases to be a member of the LLC, a majority of the interests held by other members may elect to dissolve the LLC. Fleur Bresler, spouse of Charles Bresler, holds a majority of the other interests in the LLC.

Election of Directors

          Seven directors are to be elected to hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. Management has nominated for election as directors the persons whose names appear in the table below, all of whom are presently directors of the Company. Unless otherwise instructed by stockholders, the persons named in the enclosed form of proxy will vote all valid proxies received for the election of such nominees. Management believes that all nominees will be able to serve as directors, but if this should not be the case, the proxies will be voted for a substitute nominee or nominees to be designated by management.

-------------------------------------------------------------------------------
  Name, Age, Present Position       Year        Common Stock Beneficially
   With Company and Principal      First         Owned as of December 31,
       Occupation During          Elected              1996/1/
        Last Five Years           Director      -------------------------
 ----------------------------     --------       Shares            Percent
                                                 ------            -------
--------------------------------------------------------------------------------

Charles S. Bresler, 69,             1970      1,022,070/2/           36.6%
     Chief Executive Officer
     and Chairman of the
     Board of Directors
-------------------------------------------------------------------------------
Ralph S. Childs, Jr., 69,           1994           0                    0%
     Director; retired since
     November, 1994; prior
     to that date Chairman
     of the Board of Home
     Federal Savings Bank
-------------------------------------------------------------------------------
Stanley S. DeRisio, 67,             1974           0                    0%
     Director; Retired; Prior
     to July 1996, President
     of Hilb, Rogal and
     Hamilton Company of
     Washington, DC, a general
     insurance company, since
     March, 1991
-------------------------------------------------------------------------------
Edwin Horowitz, 65                  1971         36,575/3/            1.3%
     Secretary and Director
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                            Common Stock Beneficially
  Name, Age, Present Position       Year     Owned as of December 31,
   With Company and Principal      First             1996/1/
       Occupation During          Elected   --------------------------
        Last Five Years           Director    Shares         Percent
--------------------------------  --------    ------         -------
--------------------------------------------------------------------------------
George W. Huguely, III, 64,         1974         500             .02%
     Director; Chairman of the
     Board of, Galliher &
     Huguely Associates, Inc.,
     a building supply dealer
     and a general partner
     of The Huguely Companies,
     a real estate investment
     and management firm
-------------------------------------------------------------------------------
William L. Oshinsky, 54             1994       1,250             .04%
     Treasurer since April,
     1994 and Director; prior
     to that date, Assistant
     Treasurer of the Company
     and an officer of various
     subsidiaries of the
     Company
--------------------------------------------------------------------------------
Burton J. Reiner, 68                1970     848,778/4/        30.39%
     President and Director
================================================================================

/1/   This information has been furnished by each director.
 -

/2/   Mr. Bresler has the sole power to vote and to invest these shares as
 -
     manager of a limited liability company which holds the shares. In addition he may be deemed to share indirectly the power to vote and to invest 143,977 shares which are owned by his spouse; however, he disclaims beneficial ownership of such shares.

/3/  Includes 11,575 shares held in trusts for his children of which Mr.
 -
     Horowitz and his spouse are the trustees. In addition, Mr. Horowitz may be deemed to share indirectly the power to vote and to invest 500 shares which are owned by each of his two children; however, he disclaims beneficial ownership of such shares.

/4/  The power to vote and invest 846,015 of these shares is shared with
 -
     his spouse.

                          ____________________________


          The Board held four meetings during the fiscal year. No nominee attended fewer than 75% of the aggregate of total meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

          The Board does not have a nominating committee. Messrs. DeRisio, Huguely and Childs are members of the Audit Committee of the Board. The Audit Committee held one meeting during 1996. The Audit Committee was established to review the Company's accounting and financial reporting systems and internal financial controls. In addition, the Committee recommends to the Board the engagement of independent auditors and reviews the scope of their audit, their fees, the results of their engagement, and the extent of their non-audit services to the Company, if any.

Executive Compensation

          There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994 for those persons who were, during 1996
(i) the Chief Executive Officer; and (ii) the other three most highly compensated executive officers of the Company whose annual compensation in 1996 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE



===============================================================================
                                     Annual
         Name and                 Compensation
                                  -------------                 All Other
    Principal Position      Year    Salary($)    Bonus($)  Compensation/1/
    ------------------      ----    ------       -----     ------------
--------------------------------------------------------------------------------
Charles S. Bresler          1996    $213,000    $  -0-         $ 460
Chief Executive Officer     1995     236,000       -0-           598
and                         1994     236,000       -0-           667
Chairman of the Board of
 Directors
-------------------------------------------------------------------------------
Burton J. Reiner            1996     213,000       -0-           460
President and Director      1995     236,000       -0-           598
                            1994     236,000       -0-           667
-------------------------------------------------------------------------------
Edwin Horowitz              1996     128,500       -0-         5,927
Secretary and Director      1995     142,500       -0-         5,789
                            1994     142,500       -0-         5,499
--------------------------------------------------------------------------------
William L. Oshinsky         1996     100,000      5,000          708
Treasurer and Director      1995      92,500       -0-           609
                            1994      83,000       -0-           551
==============================================================================

/1/ Amounts shown for "All Other Compensation" consist of premiums paid by the
 -
Company for life insurance.

---------------

          Each director of the Company, other than Messrs. Bresler, Reiner, Horowitz and Oshinsky, was paid an annual fee of $3,500 and a fee of $500 per meeting attended during 1996.

          In addition, the Company contributed to its retirement plan on behalf of each executive officer of the Company named in the Summary Compensation Table above for 1995 and 1994, and on behalf of Mr. Oshinsky for 1996. Under the plan, benefits are determined for all employees on an actuarial basis related to the individual employee's compensation, age, and length of service, including service with predecessors of the Company. All compensation, up to a maximum of $150,000, including salaries, fees and bonuses, but excluding discretionary bonuses, are included as remuneration (or "covered compensation") under the Company's retirement plan. The plan provides for contributions by the Company designed to produce, commencing at retirement at age 65, an annual pension calculated by multiplying the participant's number of years of service to a maximum of 35 of such years, by the sum of 1.12% of a participant's average annual covered compensation paid for the highest consecutive five years prior to retirement, up to $62,700 (or less, depending upon participant's age), plus 1.77% of the participant's average annual covered compensation paid for such period in excess of this dollar amount, but not in excess of a total of $120,000. The approximate annual retirement benefits payable to participating employees in specified remuneration and years-of-service classifications is shown in the table below. The benefit amounts listed in the following table are not subject to any deduction for social security benefits or other offset amounts.

                               PENSION PLAN TABLE


     Average Annual
  Covered Compensation
      For Highest                                                   Years of Service
 Consecutive Five Years
------------------------        -----------------------------------------------------------------------------------------------
                                     10                15               20              25                30              35
                                     --                --               --              --                --              --
        $110,000                   $15,492          $23,238          $30,984          $38,730         $ 46,476         $ 54,222
        $130,000                    19,032           28,548           38,064           47,580           57,096           66,612
        $150,000                    22,572           33,858           45,144           56,430           67,716           79,002
        $170,000                    26,112           39,168           52,224           65,280           78,336           91,392
        $190,000                    29,652           44,478           59,304           74,130           88,956          103,782
        $210,000                    33,192           49,788           66,384           82,980           99,576          116,172
        $219,224                    34,825           52,237           69,649           87,062          104,474          120,000

          At December 31, 1996, Mr. Oshinsky had 29 years of credited service under the plan. Messrs. Bresler, Reiner and Horowitz were covered by the plan until December 31, 1995, and had, respectively, 34, 34 and 31 years of credited service under the plan.

Report on Executive Compensation/1/

          Messrs. DeRisio and Childs, since March, 1995, served as members of the Compensation Committee of the Board during 1996. The Compensation Committee held no meetings during 1996. The Committee may make recommendations to the Board on compensation actions, involving executive officers of the Company. Since the Committee has not been active, and compensation decisions have been made by the Board of Directors, the Board of Directors has furnished the following report on executive compensation.

          The Board has determined the compensation levels of executive officers, including the compensation of Mr. Bresler as Chief Executive Officer, by reviewing each executive officer's short-term and long-term performance with the Company, the level of profitability of the Company, the profitability of companies comparable to the Company, and the levels of compensation of executive officers in such other companies. The executive officers of the Company are compensated through base salaries and annual bonuses.

          As a result of general economic conditions and in view of the Company's earnings, the Board determined to decrease the compensation of the executive officers, other than Mr. Oshinsky. Except for Mr. Oshinsky, salaries of executive officers have not been increased since 1991.

           This report on executive compensation has been submitted by the members of the Board of Directors during 1996.

              Charles S. Bresler      Ralph S. Childs, Jr.
              Stanley S. DeRisio      Edwin Horowitz
              George W. Huguely, III  William L. Oshinsky
              Burton J. Reiner

Performance Graph/1/

          The graph below compares the cumulative total shareholder return on the common stock of the Company with the cumulative total return on the S & P 500 Stock Index and the S & P Homebuilding Index for the same period, assuming the investment of $100 in the Company's common stock, the S & P 500 Index and the S & P Homebuilding Index on December 31, 1990, and the reinvestment of dividends.


------------------
/1/ Pursuant to the Proxy Rules, this section of the Proxy Statement is not deemed "filed" with the Securities and Exchange Commission and is not incorporated by reference into the Company's Report on Form 10-K.

                FIVE YEAR STOCK PERFORMANCE GRAPH:  1991 TO 1996
             Comparison of Five Year Cumulative Total Return Among Bresler & Reiner, the Homebuilding S&P and the S&P 500



                              [GRAPH APPEARS HERE]




                     1991     1992     1993     1994     1995     1996
Bresler & Reiner    $100.00  $100.00  $100.00  $ 80.77  $ 80.77  $ 96.15
Homebuilding S&P    $100.00  $126.07  $162.94  $ 93.82  $133.92  $120.11
S&P 500             $100.00  $104.46  $111.83  $110.11  $147.67  $177.60

        Assumes $100.00 invested on December 31, 1991 in Bresler & Reiner Common Stock, the Homebuilding S&P and the S&P 500. Total Return assumes reinvestment of dividends.


        Certain Transactions and Compensation Committee Interlocks and Insider Participation

                All the members of the Board of Directors participated in deliberations of the Board concerning executive officer compensation.

                Messrs. Bresler, Reiner, Horowitz and Oshinsky held the positions with the Company which are listed under "Election of Directors" above.

                                 Trilon Project
                                 --------------

                Prior to 1975, the Company through its subsidiaries acted as general contractor in the construction for Trilon Plaza Company ("Trilon") of a high rise office building, a portion of an enclosed mall shopping center, and three nearby apartment buildings and 20 townhouses ("Trilon Project") in the Southwest Washington, D.C. Urban Renewal Area.

                A corporation wholly owned by Messrs. Bresler and Reiner is the general partner of Trilon and Messrs. Bresler and Reiner are also limited partners. Their interests and the interests of affiliated persons, who are among the limited partners of Trilon, are shown in the following table.

                                                                                    % Interest in
                                Relation to                    % Interest           Trilon Office
           Name                   Company                       In Trilon /1/ /2/   Building Only
           ----                 -----------                     ---------  -   -    -------------
Charles S. Bresler           Officer, director and
                             principal stockholder                 41.07%               5.25%

Burton J. Reiner             Officer, director and
                             principal  stockholder                41.07%               2.25%

T-P Partners, Inc.           Owned by Messrs. Bresler and
                             Reiner                                 2.00%               ----

Edwin Horowitz               Officer and director                   ----                2.00%

William L. Oshinsky          Officer and director                   ----                 .50%

Anita O. Reiner              Principal stockholder and              ----                2.25%
                             spouse of Burton J. Reiner

Children of Burton J. and    Principal stockholder                  ----                5.50%
 Anita O. Reiner/3/
                 -

   ----                      Other relatives of Mr. Reiner          ----                4.75%
                             (3 individuals)

   ----                      Relatives of Mr. Bresler               ----                2.00%
                             (2 individuals)
-------------------------------------------------------------------------------

      /1/  Subject to an aggregate 61.125% interest held by others,
       -
including those shown in the last column above, in the Trilon Office building only.

      /2/  Includes interests held through a limited partnership.
       -

      /3/  Four individuals, who are also trustees of The Burton and Anita
       -
Reiner Charitable Remainder Annuity Trust, a principal shareholder.

          The Company's subsidiary acts as managing and leasing agent for the Trilon Project, and earns management fees of from 3% to 5% of the rents collected under agreements expiring December, 1997 and December, 2000, and leasing fees of 5% of rents collected under the G.S.A. Lease described below. In 1996, the Company earned $568,610 in management fees and $483,426 in leasing fees from Trilon.

          In the normal course of its management of the Trilon Project, the Company's subsidiary pays expenses for Trilon's account and is reimbursed by Trilon. The highest amount Trilon owed the Company since January 1, 1996 was $442,000 at September 30, 1996. As of February 28, 1997, there was no amount due the Company by Trilon.


                               Waterside Complex
                               -----------------

         The Company has constructed, principally for its own account, an enclosed mall shopping center contiguous to Trilon's shopping mall and a high rise office building in the Southwest Washington, D.C. Urban Renewal Area (see "Trilon Project" above). Adjacent to the Company's shopping mall is another high rise office building, owned by Town Center East Investors ("TCELP"), a limited partnership in which the Company is a general partner, with a 46% interest. Certain affiliates of the Company also own interests in TCELP, all as limited partners, as shown in the following table:

                                                               % Interest
     Name              Relation to Company                   in Town Center
     ----              -------------------                   ---------------
Charles S. Bresler     Officer, director and principal            1.35%
                       stockholder

Burton J. Reiner       Officer, director and principal             .45%
                       stockholder

Edwin Horowitz         Officer and director                       1.35%

William L. Oshinsky    Officer and director                       1.35%

Anita O. Reiner        Principal stockholder and spouse            .45%
                       of Burton J. Reiner

                       Other relatives of Mr. Reiner (3           2.70%
                       individuals)

                       Relatives of Mr. Bresler
                       (3 individuals)                            2.70%

          The two portions of the shopping mall and the two office buildings are operated as one integrated complex, known as Waterside. Each office building has access to the mall, and an underground parking garage serves the entire project.

          The Company acts as managing and leasing agent for TCELP'S office building and earns management fees of 3% of rents collected under an agreement expiring December, 1997, and leasing fees of 5% of rents collected. In 1996, the Company earned $109,157 in management fees and $187,336 in leasing fees from TCELP. The Company as general partner of TCELP has paid expenses for TCELP'S account for which it is to be reimbursed by TCELP. The highest amount of such expenses which TCELP owed the Company since

January 1, 1996 was $245,278 at March 31, 1996. At February 28, 1997, there was no amount due the Company by TCELP.

          The two high rise office buildings and parts of the lower level and the first floor and the entire second and third floor of Trilon's portion of the shopping center and the lower floor of a smaller structure are leased to the United States General Services Administration ("G.S.A. Lease"). Under a 1973 agreement among the Company, Trilon and TCELP, TCELP is entitled to receive that portion of the total annual rent from the G.S.A. Lease, now approximately $19.5 million, as shall be reasonably necessary to provide TCELP a net cash flow of $100,000 per year after payment of land rent, interest and mortgage amortization, all expenses of operation and maintenance and all real estate taxes. No payments have been made under this agreement.

          Under a Cross Indemnity Agreement entered into in September, 1974, the Company, TCELP and Trilon each agreed to indemnify the others against a loss of their share of such rents because of a default by one of the others under the mortgage on the property or under the G.S.A. Lease. Pursuant to the requirement of the lender, the Company, TCELP and Trilon pledged their interests in the G.S.A. Lease to the lender as security for the mortgages. The Company, TCELP Trilon and S.E.W. Investors (see "S.E.W. Investors" below) are jointly and severally liable to the tenant under the G.S.A. Lease.

                                S.E.W. Investors
                                ----------------

          In October 1980, the Company assigned its leasehold interest in 105,000 square feet ("Southeast Section") of its part of the Waterside Mall to S.E.W. Investors, a limited partnership organized by the Company to acquire the Southeast Section. The Company took back a note from the limited partnership in the principal amount of $9,300,000 accruing interest at 12% per annum and due on October 10, 1995. On October 10, 1995, the term of the note was extended to October 9, 2000 and the interest rate was reduced to 10%. The Company is the sole general partner, with a 1% interest. Of the limited partnership interests, 62% is held by a non-affiliated person and the remaining 37% was acquired by the following directors and officers of the Company: 18% each by Mr. Bresler and Mr. Reiner; and 1% by Mr. Horowitz.

          The Company acts as leasing and managing agent for the Southeast Section for a fee of 3% of rents collected under an agreement expiring in December, 1997, and leasing fees of 5% of rents collected on the G.S.A. Lease. The Company earned management fees of $65,170 and leasing fees of $77,741 in 1996 from S.E.W. Investors. The Company as agent pay expenses for S.E.W. Investors' account for which it is to be reimbursed. The highest amount owed the Company since January 1, 1996, was $353,855 at March 31, 1996. At February 28, 1997, the amount owed was $167,007.

                        Third Street Southwest Investors
                        --------------------------------

          In 1979, the Company sold apartment buildings adjacent to the Waterside Complex to Third Street Southwest Investors, a limited partnership organized by the Company and took back a note from the limited partnership in the principal amount of $4,350,000, accruing interest at 9.5% per annum and due on July 31, 1994. On August 1, 1994, the term of the note was extended to July 31, 1999. The Company is its sole general partner, with a 1% interest. Of the limited partnership interests, 90% are held by unaffiliated persons, and the remaining 9% were acquired by the following directors and officers of the
Company: Mr. Bresler, 7%; and 1% each by Messrs. Reiner and Horowitz. Each limited partner in Third Street Southwest Investors contributed approximately $10,000 per 1% interest.

          A subsidiary of the Company acts as managing agent for the apartments for a management fee of 5% of rents collected under an agreement expiring in September, 1999. During 1996, the Company earned management fees of $98,073 from Third Street Southwest Investors under this agreement. The Company as agent pays expenses for Third Street Southwest Investors' account for which it is to be reimbursed. The highest amount owed the Company since January 1, 1996 was $1,140,027 at February 28, 1997.

                                  Holiday Inn
                                  -----------

          The Company owns and operates a 151-room Holiday Inn motel in Camp Springs, Maryland. Record title to the real estate on which the motel is situated is held by Messrs. Bresler and Reiner, who have agreed to act, without compensation, as nominee title holders for the Company. This arrangement has been approved by the other directors of the Company.

                            Builders Leasing Company
                            ------------------------

          In December 1983, the Company and others organized Builders Leasing Company, a general partnership, to engage in equipment leasing. The Company has a 20% interest and acts as the managing general partner. The partners have contributed $3,150,000 to the capital of the partnership in proportion to their percentage interests, the Company's share of which was $630,000. Each partner is personally liable on certain partnership debt in proportion to his partnership interest. The Company's portion of this debt was $27,000 at December 31, 1996. Messrs. Bresler, Reiner and Horowitz, directors and officers of the Company hold interests of 20%, 5% and 2%, respectively, all as general partners.

                           -------------------------

          All the above transactions, other than the equipment leasing partnership, the relationships with Town Center Apartments and the Southeast Section, are continuations of projects commenced or agreements entered into by the predecessors of the Company. Management considers its contracts and other business relationships with each of these affiliates to be as favorable to the Company as those obtainable with outsiders.

                           -------------------------

          From January through July, 1996, the Company incurred insurance premiums of $303,500 to Hilb, Rogal and Hamilton Company of the District of Columbia. Mr. DeRisio, a director of the Company and a member of the Compensation Committee of the Board, was president of this company until July 31, 1996.

          In the opinion of management, the terms of these transactions were at least as favorable as could have been obtained from others.

Financial Statements

          For certain information concerning the Company and its subsidiaries see the financial statements and report of Arthur Andersen LLP, independent certified public accountants, included in the Annual Report accompanying this proxy statement. Such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy soliciting material. Representatives of Arthur Andersen LLP are not expected to be present at the meeting.

Cost of Solicitation

          The cost of solicitation of proxies from stockholders will be borne by the Company. In addition to the use of mails, proxies may be solicited by telephone by officers, directors and a small number of employees of the Company who will not be specially compensated for such services. The Company may reimburse persons holding such stock of record only, such as brokerage houses, for their expenses in forwarding soliciting material to the beneficial owner of such stock.

Other Matters

          The Board of Directors is not aware of any matters not set forth herein which may come before the meeting. If, however, any such matter properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

Deadline for Filing Shareholder Proposals for 1998 Annual Meeting.

          The date by which proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company for inclusion in the Company's 1998 Proxy Statement and Proxy relating to that meeting is December 23, 1997.


                                    By Order of the Board of
                                    Directors


                                    Edwin Horowitz, Secretary